Form N-SAR
Attachment for Item #77.C
Matters Submitted to a Vote of Security Holders

McMorgan Funds
811-08370
For Period Ended 11/30/2007

(a) The date of the meeting and whether it was an annual or special meeting;

Pursuant to notice, a special meeting of shareholders (the “Special Meeting”) of McMorgan Principal Preservation Fund, the McMorgan Fixed Income Fund, the McMorgan Intermediate Fixed Income Fund and the McMorgan Equity Investment Fund (the “Fundst”), was held on Tuesday, November 20, 2007 at 10:00 a.m. (Pacific Time) at the offices of McMorgan & Company LLC (“McMorgan”), One Bush Street, Suite 800, San Francisco, California.

(b)	If the meeting involved the election of directors, state the name of each director elected at the meeting and the names of all other directors now in office;

N/A

(c)	Describe each matter voted upon at the meeting and state the number of affirmative votes and the number of negative votes cast with respect to each matter;

a.
To approve the proposal relating to the reorganization of the Morgan Principal Preservation Fund with and into the MainStay Principal Preservation Fund as set forth in the Proxy Statement/Prospectus dated September 24, 2007;

b.
To approve the proposal relating to the reorganization of the McMorgan Fixed Income Fund with and into the MainStay Institutional Bond Fund as set forth in the Proxy Statement/Prospectus dated September 24, 2007;

c.
To approve the proposal relating to the reorganization of the McMorgan Intermediate Fixed Income Fund with and into the MainStay Institutional Bond Fund as set forth in the Proxy Statement/Prospectus dated September 24, 2007;

d.
To approve the proposal relating to the reorganization of the McMorgan Equity Investment Fund with and into the MainStay Common Stock Fund as set forth in the Proxy Statement/Prospectus dated September 24, 2007

The above proposals were discussed in detail in the proxy statements.  No other business came before the special meeting.

With respect to each of the Funds, series of McMorgan Funds, the proposals listed above passed by the shareholders, as confirmed by the Inspector of Elections.

The following is a summary of how the votes on the Proposals presented before the special meeting held on November 20, 2007, were cast.  There were no votes cast in person at the meeting.

A. McMORGAN PRINCIPAL PRESERVATION FUND

	Number of Shares	Percent of Shares Outstanding	Percent of Shares Present
For	81,904,540.32	44.39%	85.68%
Against	11,080.64	0.01%	0.01%
Abstain	13,676,689.01	7.41%	14.31%
Total	95,592,309.97	51.80%	100%

B. McMORGAN FIXED INCOME FUND

	Number of Shares	Percent of Shares Outstanding	Percent of Shares Present
Affirmative	4,317,055.58	66.32%	100.0%
Abstain	0	0.00%	0.00%
Against	0	0.00%	0.00%
Total	4,317,055.58	66.32%	100%

C. McMORGAN INTERMEDIATE FIXED INCOME FUND

	Number of Shares	Percent of Shares Outstanding	Percent of Shares Present
Affirmative	10,514,184.37	63.07%	98.81%
Abstain	0	0.00%	0.00%
Against	126,465.29	0.76%	1.19%
Total	10,640,652.66	63.83%	100%

D. McMORGAN EQUITY INVESTMENT FUND

	Number of Shares	Percent of Shares Outstanding	Percent of Shares Present
Affirmative	3,906,607.88	53.64%	99.87%
Abstain	44,432.38	0.06%	0.11%
Against	618.51	0.01%	0.02%
Total	3,965,658.77	53.71%	100%

The mergers took place on November 27, 2007.  Additionally, on June 6, 2007, the Board of Trustees voted to liquidate the Balanced Fund and the High Yield Fund.  The liquidations of these funds did not require shareholder approval and the liquidations took place on November 29, 2007.